UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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KENNEDY-WILSON HOLDINGS, INC.

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KENNEDY WILSON

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

April 30, 2015

Dear Fellow Stockholder,

I cordially invite you to attend the 2015 annual meeting of stockholders of Kennedy-Wilson Holdings, Inc. ("Kennedy Wilson"), to be held on Thursday, June 11, 2015, at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We ask that you review these materials carefully.

We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important to us and our business. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described in the accompanying proxy statement.
Thank you for your continued support of Kennedy Wilson, and I look forward to seeing you at the annual meeting.

All the very best

William J. McMorrow
Chairman and Chief Executive Officer

KENNEDY-WILSON HOLDINGS, INC.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
(310) 887-6400
______________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________________________________________________
TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:
The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), will be held on June 11, 2015, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:
1.    To elect three (3) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified;
2.    To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2015 fiscal year; and
3.    To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.
Stockholders of record of the Company’s common stock at the close of business on April 30, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California during the 10-day period preceding the Annual Meeting.
All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly, or follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.

By Order of the Board of Directors,

In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary
Dated: April 30, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 11, 2015.
Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at www.kennedywilson.com/investor-relations. Stockholders will receive a full set of these materials through the mail from us or from their brokers.

PROXY STATEMENT

_________________________________________________________

PROXY STATEMENT
________________________________________________________

This Proxy Statement is being made available to stockholders of Kennedy-Wilson Holdings, Inc. (“we,” “us,” “our,” “Kennedy Wilson” or the “Company”) on or about May 5, 2015, and is furnished in connection with the solicitation of proxies by the Board of Directors of Kennedy Wilson for use at the 2015 annual meeting of stockholders (the “Annual Meeting”) of Kennedy Wilson to be held on Thursday, June 11, 2015 at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Who can vote?
You can vote your shares of common stock if our records show that you owned the shares as of the close of business on April 30, 2015 (the "Record Date"). Persons who are not stockholders of record on the Record Date will not be allowed to vote at the Annual Meeting. As of the close of business on the Record Date, a total of 104,343,935 shares of common stock are entitled to vote at the Annual Meeting.
Each share of common stock is entitled to one (1) vote on matters presented at the Annual Meeting. Holders of common stock are not entitled to cumulate their votes for the election of directors.
How do I vote by proxy?
You may vote by proxy by simply completing, signing and returning your proxy card. If you hold your shares in street name, you may also vote by proxy over the Internet or by telephone.
What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”
Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), which includes shares you might hold by virtue of your participation in the Company’s 2009 equity participation plan, you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Continental.

Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received this proxy statement, our Annual Report and a vote instruction form from that organization.

If I am a stockholder of record, how do I cast my vote?
If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. Stockholders of record may also vote via the Internet as set forth on the proxy card. Stockholders of record may not vote by telephone.
If you do not wish to vote in person or via the Internet, you may vote by proxy. You may vote by proxy using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided.
If I hold my shares in street name, how do I cast my vote?
Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded to them by their nominee.

You also may vote your shares at the Annual Meeting if you attend in person. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.
What if other matters come up at the Annual Meeting?
The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.
Can I change or revoke my vote after I return my proxy card?
Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:
•by submitting written notice revoking your proxy card to the Secretary of the Company;
•    by submitting another proxy that is later dated and, if by mail, that is properly signed; or
•    by voting in person at the Annual Meeting.
Can I vote in person at the Annual Meeting rather than by completing the proxy card?
Although we encourage you to vote by proxy to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.
Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

How are votes counted?
We will hold the Annual Meeting if holders representing a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a plurality of the shares of common stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposal 2 will be approved upon the affirmative vote of a majority of the votes cast at the Annual Meeting.  Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of common stock in street name who do not receive instructions from the beneficial owners of those shares are entitled to vote only on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. The election of directors (Proposal No. 1) is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non-votes on Proposal No. 1.

Who pays for this proxy solicitation?
We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

What am I voting on?
Proposal No. 1: To elect three (3) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified.
Proposal No. 2: To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2015 fiscal year.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:
•    William J. McMorrow, Kent Mouton and Norman Creighton in the class to stand for election in 2015;
•Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2016; and
•Jerry Solomon and David A. Minella in the class to stand for election in 2017.
Following the recommendation of the Nominating Committee, our Board of Directors has nominated William J. McMorrow, Kent Mouton, and Norman Creighton for election at the Annual Meeting. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2018, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

Directors and Executive Officers
Set forth below is the name, age (as of April 30, 2015) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position
William J. McMorrow	68	Chairman and Chief Executive Officer
Justin Enbody	34	Chief Financial Officer
Mary Ricks	50	President and CEO, Kennedy Wilson Europe
Matt Windisch	35	Executive Vice President
Kent Mouton	61	Director and General Counsel
In Ku Lee	34	Senior Vice President, Deputy GC and Secretary
Norman Creighton(1)	79	Director
Cathy Hendrickson(1)	68	Director
David A. Minella(1)	62	Director
Jerry R. Solomon	64	Director
Stanley R. Zax	77	Director
—————

(1)	Serves on the Audit Committee, Nominating Committee and Compensation Committee.
William J. McMorrow—Chairman and Chief Executive Officer. Mr. McMorrow joined the Company in 1988 and has been Chairman and Chief Executive Officer of the Company since 1988. Mr. McMorrow is the architect of the Company’s expansion into real estate brokerage, property management and investment services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. Mr. McMorrow also serves on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that is externally managed by a subsidiary of the Company and is the co-chairman of the Company’s investment committee. He received a B.S. in Business and an M.B.A. from the University of Southern California. Mr. McMorrow is on the Executive Board of the USC Lusk Center for Real Estate and is involved in numerous charities in Southern California, including Chrysalis, the Rape Treatment Center, the Village School and Loyola High School. In 2014, Mr. McMorrow received City of Hope's Spirit of Life Award at the Los Angeles Real Estate and Construction Industries Council's 2014 Celebration. Mr. McMorrow was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in banking and real estate.

Justin Enbody—Chief Financial Officer. Justin Enbody is Chief Financial Officer of the Company. He has held this position since 2012. He is responsible for all aspects of finance and administration for the Company, including strategic planning, financial reporting and risk management. He also serves on the Company’s investment committee, which evaluates and approves all of the Company’s investments. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a senior consultant with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody received his Bachelor of Arts from the University of California at Santa Barbara.
Mary Ricks—President and CEO, Kennedy Wilson Europe. Mary Ricks is President and CEO of Kennedy Wilson Europe.  She joined Kennedy Wilson in 1990 and before assuming her current role in 2011, headed the Company’s commercial investment group since 2002. Kennedy Wilson Europe was established in 2011. Ms. Ricks also serves on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that is externally managed by a subsidiary of the Company and on the Company’s investment committee. Prior to joining Kennedy Wilson, Ms. Ricks was a commercial broker at the Hanes Company.  In 2014, Ms. Ricks was selected by PERE as Industry Figure of the Year, Europe. She has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field.  She received a B.A. in Sociology from UCLA, where she was an All-American athlete.  Ms. Ricks is a founding board member of the Richard S. Ziman Center for Real Estate at UCLA.
Matt Windisch—Executive Vice President. Mr. Windisch has served as the Company’s Executive Vice President since 2012. He joined the Company in 2006 and heads the Company’s U.S. note business, its research subsidiary and its real estate activities in Japan. In addition, Mr. Windisch leads the Company’s corporate and transaction capital raising, strategic planning and acquisitions analysis activities. He is also responsible for maintaining the Company’s key investor and banking relationships. Mr. Windisch serves on the boards of the Company’s subsidiaries in Ireland and Japan. He serves as co-chairman of the Company’s Investment Committee, which evaluates and approves all of the Company’s investments. Prior to joining the Company, Mr. Windisch was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.
Kent Mouton—Director and General Counsel. Mr. Mouton joined the Company in 2011 as the Company’s General Counsel. As General Counsel, Mr. Mouton oversees all legal affairs of the Company and participates in corporate compliance and risk management oversight. Mr. Mouton has served as a director of the Company since 1995 and currently serves on the Company’s investment committee. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton graduated from the University of California, Los Angeles with a Bachelor of Arts degree in Economics (Summa Cum Laude, Phi Beta Kappa and Dean's List) and received his law degree from the University of California, Los Angeles. Mr. Mouton is a member of the bar associations of the State of California and Los Angeles County and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton was selected to serve as a member of our Board of Directors because of his experience and knowledge relating to the legal and financial aspects of real estate investment and his significant experience in public and private company advisory and governance activities.
In Ku Lee—Senior Vice President, Deputy General Counsel and Secretary. Mr. Lee joined the Company in 2013 as the Company’s Senior Vice President, Deputy General Counsel and Secretary of the Company. He is in charge of all of the Company’s public company regulatory and corporate governance matters and currently serves as the Chief Compliance Officer of KW Investment Adviser, LLC. Mr. Lee is also responsible for all legal aspects of the Company’s corporate and transaction capital raising, including public and private offerings of equity and debt. Prior to joining Kennedy Wilson, Mr. Lee served as global corporate counsel at SK Telecom / SK Planet from 2011 to 2013, where he was the lead counsel on multiple cross-border transactions. Prior to such position, Mr. Lee was a senior associate at Latham & Watkins LLP. Mr. Lee received his J.D. from Cornell Law School and his B.A. in Economics from Occidental College. Mr. Lee is a member of the bar associations of the State of California and Los Angeles County.

David A. Minella—Director. Mr. Minella is currently the CEO of Aligned Asset Managers LLC (“Aligned”), a financial services holding company investing in the asset management industry sponsored by GTCR. Aligned’s first acquisition was a majority interest in The Townsend Group based in Cleveland, OH. Mr. Minella served as Prospect Acquisition Corp’s. Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and a director of Value Asset Management LLC (“VAM”), a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results. Under Mr. Minella’s leadership, VAM acquired a controlling interest in five separate investment management firms: Dalton Hartman Greiner and Maher, New York, NY; Harris Bretall Sullivan and Smith, San Francisco, CA; Hillview Capital Advisors, LLC, New York, NY; Grosvenor Capital Management LP, Chicago IL; and MDT Advisers LLC, Cambridge, MA. All of the original acquisitions have been sold. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. During Mr. Minella’s tenure as LGT’s Chief Executive Officer, he also led LGT’s acquisition of Chancellor Capital Management, a large United States equity investment firm. Mr. Minella originally joined the LGT group in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella established its United States mutual fund business through the broker-dealer community, reestablished LGT’s institutional separate account capabilities, and developed the firm’s global equity sector expertise. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella holds a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our Board of Directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.
Jerry R. Solomon—Director. Mr. Solomon has served as a director of the Company since 2001. Mr. Solomon received both his B.S. Degree in accounting (1973) and an M.B.A. (1974) from UC Berkeley. Throughout college and following graduation, he worked in the tax department of JK Lasser & Company that later became Touche Ross & Company. After leaving JK Lasser, Mr. Solomon joined a large local CPA firm where he became the partner in charge of the comprehensive business services department as well as the administrative partner in charge of seven partners and 80 staff. In 1988 he formed Solomon & Company CPA’s Inc. that later merged with Harold G. Winnett and the firm was renamed Solomon, Winnett & Rosenfield Certified Public Accountants, Inc. In 2014, Mr. Solomon left the firm of Solomon, Winnett & Rosenfield and has started an independent practice specializing in both the real estate and service industries. He consults frequently with high net worth individuals and families in tax and transactional planning. Mr. Solomon was selected to serve as a member of our Board of Directors because of his significant experience in the public accounting profession, particularly in the real estate and services industries, and with public and private company advisory and governance activities.
Norman Creighton—Director. Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton is currently a member of the board of directors of Square 1 Bank. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our Board of Directors because of his extensive experience and knowledge of business, accounting and the banking industry.
Cathy Hendrickson—Director. Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From May of 1993 until September of 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson was selected to serve as a member of our Board of Directors because of her extensive experience as a high level executive in the banking and financial industries.

Stanley R. Zax—Director. Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp. (“Zenith”), a company engaged in insurance and reinsurance, from l977 to 2012. Zenith, a NYSE listed company, was acquired by Fairfax Financial Holdings Limited in 2010. Currently, Mr. Zax serves as director of The Center for The Study of the Presidency and Congress in Washington, D.C., Prostate Cancer Foundation, and First Century Bank, Los Angeles. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. He served as a Director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and Chairman of its Audit Committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

Director Compensation
Prior to the change in our director compensation policy in May 2014, each non-employee director was entitled to receive for 2014 services a fee of $25,000 per year, $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. In May 2014, based on recommendations from the Compensation Committee and the Compensation Committee’s independent compensation consultant, the Board of Directors approved the following changes: (i) increase the annual retainer fee from $25,000 to $50,000 for each non-employee director; (ii) establish additional annual cash retainers of $20,000 for the Audit Committee chairperson, $10,000 for the Compensation Committee chairperson and $5,000 for the Nominating Committee chairperson. The following table provides compensation information for the fiscal year ended December 31, 2014 for each non-employee member of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards	All Other Compensation (3)	Total
Norman Creighton	$70,810	$620,000	$—	$7,910	$698,720
Cathy Hendrickson	56,788	620,000	—	7,910	684,698
David Minella	50,277	620,000	—	7,700	677,977
Jerry Solomon	47,277	620,000	—	7,910	675,187
Stanley Zax	48,277	620,000	—	7,700	675,977
—————
(1) Mr. McMorrow did not receive any director fees during 2014. Mr. Mouton received $11,250 during 2014. The compensation received by Mr. Mouton for his services as a director of the Company in 2014 is shown in the Summary Compensation Table. Mr. Mouton has not received any compensation for his services as a director since May 2014.
(2) The aggregate number of shares of restricted stock outstanding at December 31, 2014 for each of our non-employee directors is set forth in the table below. Each award of restricted stock held by our non-employee directors will vest with respect to 20% of the restricted shares on each of the first through fifth anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board by reason of death or disability.

Mr. Creighton	40,000
Ms. Hendrickson	40,000
Mr. Minella	40,000
Mr. Solomon	40,000
Mr. Zax	40,000

(3) Reflects payments of dividends on unvested shares of restricted stock to each non-employee director.

REQUIRED VOTE
Election of the directors requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum exists.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR SET FORTH HEREIN.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 15, 2009, the Company retained KPMG LLP (“KPMG”) as its independent registered public accounting firm and KPMG has audited our consolidated financial statements since 2009.
The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The Company has entered into an engagement agreement with KPMG, that sets forth the terms by which KPMG will perform audit services for the Company.
Fees of Independent Auditor
Audit Fees
The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2013 and 2014:

Fee Category	Fiscal 2013 Fees	Fiscal 2014 Fees
Audit fees (1)	$1,921,000	$2,302,000
Audit-related fees (2)	405,000	—
Tax fees (3)	330,000	455,000
All other fees (4)	—	—
	$2,656,000	$2,757,000
—————

(1)
Audit fees consist of fees for the audit of our year-end financial statements included on our Annual Report on Form 10-K and for the review of the interim financial statement included in our Quarterly Reports on Form 10-Q. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, audits of significant acquisitions under Rule 3-14, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)	Audit-related fees for 2013 consist of the audit of subsidiaries not consolidated under Rule 3-09 and other audit or attest services.

(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for the Company.

(4)	All other fees consist of fees for products and services provided by KPMG other than audit fees, audit related fees or tax fees.

Audit Committee’s Pre-Approval Policy
The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption “Fees of Independent Auditor” were pre-approved.

REQUIRED VOTE
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the appointment of KPMG as the independent public accountant of the Company for the fiscal year ending December 31, 2015.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

AUDIT COMMITTEE REPORT (1)
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.
In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.
THE AUDIT COMMITTEE
Norman Creighton (Chairman)
Cathy Hendrickson
David Minella
—————

(1)
The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

CORPORATE GOVERNANCE AND BOARD MATTERS
Director Independence
Our common stock is listed on the New York Stock Exchange (the “NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•
No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•
No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•
No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•
No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, our Board of Directors determined that none of the following directors had any material relationship with the Company and, thus, are independent under Section 303A.02 of the listing standards of NYSE: Norman Creighton, Cathy Hendrickson, David Minella, Jerry Solomon and Stanley R. Zax. In accordance with NYSE rules, a majority of our Board of Directors is independent.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, safety, employment, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.
Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which we believe is critical to effective governance. We do not currently have a lead independent director.
To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices.
Meetings of the Board of Directors
In 2014, the Board of Directors held eleven meetings and no director attended less than 75% of the aggregate number of meetings of the Board of Directors and any committee of which the director was a member. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Six members of our Board of Directors attended our 2014 Annual Meeting.
Board Committees
Our Board of Directors has a Compensation Committee, a Nominating Committee and an Audit Committee.
Compensation Committee
The members of the Compensation Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. The Compensation Committee met seven times during 2014. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs.  The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Amended and Restated 2009 Equity Participation Plan.
Nominating Committee
The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high quality board members and the composition and structure of committees of the Board of Directors. The Nominating Committee met one time during 2014.
The members of the Nominating Committee are Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the above-listed Nominating Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.
The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 9701 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.
Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.
The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.
Audit Committee
The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.
Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met seven times during 2014. The Company does not limit the number of audit committees of other Companies on which its Audit Committee members can serve.
The members of the Audit Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.
Our Board of Directors has determined that we have at least one audit committee financial expert, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), serving on our Audit Committee. Norman Creighton is the “audit committee financial expert” and is an independent member of our Board of Directors.
Executive Sessions
Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is Norman Creighton. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212.
Process for Sending Communications to the Board of Directors
The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly

Hills, CA 90212. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.
Code of Ethics
Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
Section 16(A) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2014, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2014, we believe that, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

EXECUTIVE COMPENSATION
The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis (“CD&A”) describes the objectives and features of our executive compensation program with respect to those executive officers who constitute our “Named Executive Officers” (“NEOs”) as determined under applicable rules. For 2014, our NEOs were the following (titles are those at year end):

William J. McMorrow	Chairman and Chief Executive Officer
Justin Enbody	Chief Financial Officer
Mary Ricks	President and CEO, Kennedy Wilson Europe
Matt Windisch	Executive Vice President
Kent Mouton	Executive Vice President, General Counsel
The Compensation Discussion and Analysis includes the following key sections:

•	Executive Summary—Highlights our company, 2014 performance and executive compensation program;

•
Executive Compensation Philosophy and Review Process—Outlines our compensation philosophy and objectives and the roles of the Compensation Committee, compensation consultant and CEO in determining compensation for our NEOs;

•	Elements of Compensation—Provides a more detailed description of each element of our compensation program as applied to the NEOs; and

•	Tax and Accounting Considerations—Outlines the various tax and accounting implications of our compensation program that are considered by the Compensation Committee.

I.	Executive Summary
We are a vertically integrated global real estate investment and services company with over $18.1 billion in assets under management. Founded in 1977, we have owned and operated real estate related investments for over 37 years on behalf of our stockholders and our clients. We have over 450 employees in 25 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan and manage and work with over 4,000 operating associates. We focus on adding value for our stockholders through sourcing global opportunistic investment opportunities. Also, our services business creates additional value through fee generation and strategic investment management. For definitions of certain terms used in this section, see Appendix A.
Our business strategy has resulted in a strong track record of creating both asset and entity value for the benefit of our stockholders and partners over various real estate cycles. Since our initial public offering on November 13, 2009 through December 31, 2014, the annualized total rate of return (including dividends) of our common stock (NYSE: KW) was 24.3% compared to the return of the S&P 500 index of 13.8% during the same period. Past stock price performance is not necessarily indicative of future stock price performance.
In June 2014, we provided stockholders an advisory (non-binding) vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2014 Annual Meeting of Stockholders, our stockholders approved the compensation of our named executive officers, with approximately 67% of the votes cast in favor of the say-on-pay proposal. The Compensation Committee believes this affirms the stockholders’ support of our approach to executive compensation, and did not change its approach in 2014. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. In addition, when determining how often to hold future say-on-pay proposals to approve the compensation of our named executive officers, the Board took into account the strong preference for a triennial vote expressed by our stockholders at our 2011 Annual Meeting, with over 71% of the votes cast in favor of a triennial vote. Accordingly, the Board determined that we will hold a say-on-pay proposal to approve the compensation of our named executive officers every three years, and we expect that our next say-on-pay proposal will be submitted to our stockholders for an advisory vote at our 2017 annual meeting.

2014 Financial Performance
2014 was a historic year for Kennedy Wilson and also marked the fifth anniversary of the Company’s initial public offering in November 2009. As discussed below, the Company reached record levels across every major performance category, including record adjusted EBITDA, net income, and assets under management. During 2014, the Company focused on growing its investments in high quality assets that produce recurring operating distributions while maintaining appropriate leverage levels. The Company also focused on the continued growth of its international operations through the launch of Kennedy Wilson Europe Real Estate, plc and also through strategic acquisitions of investments sourced from financial institutions as they continued the deleveraging process in the European banking system. Accomplishments for 2014 included, among other things, the following:

Business Measure	2014 Performance
Adjusted EBITDA	● Record adjusted EBITDA* of $317.8 million, a 100% increase from $159.1 million for 2013.
Net Income / Adjusted Net Income
●  Adjusted net income* of $133.7 million, or $1.50 per basic share, which includes $27.3 million or $0.31 per basic share of loss on early extinguishment of corporate debt, compared to $6.1 million or $0.86 per basic share of adjusted net income for the same period in 2013.

●  Net income to common stockholders under U.S. generally accepted accounting principles, or GAAP, was $13.8 million, or $0.14 per basic and $0.14 per diluted share, in 2014, which includes $27.3 million or $0.31 per basic and $0.30 per diluted share of loss on early extinguishment of corporate debt, compared to a loss of $14.5 million, or $0.21 per basic and diluted share, for the same period in 2013.

Completed IPO of KWE
●  Sponsored and launched the $1.7 billion initial public offering and $565 million follow-on offering of Kennedy Wilson Europe Real Estate Plc (LSE:KWE).

●  KWE’s initial public offering was the second largest real estate initial public offering in the history of the London Stock Exchange.

●  As of December 31, 2014, Kennedy Wilson owns approximately 14.9% of the share capital in KWE and serves as KWE's external manager. In its capacity as external manager, Kennedy Wilson is entitled to receive management fees equal to 1% of KWE’s adjusted net asset value (reported by KWE to be approximately $2.1 billion as of December 31, 2014) and certain performance fees. During 2014, Kennedy Wilson earned approximately $14.0 million in management fees and no performance fees.

Investment Activity
●  The Company and its equity partners completed approximately $4.3 billion of investment transactions (our largest year of investment activity).

●  The Company invested $600.7 million in $3.2 billion of acquisitions and received $184.9 million from $1.1 billion of dispositions.

Financing Activity
●  The Company raised a record $5.4 billion of equity and debt capital during 2014 for itself and its investment platforms.

●  The Company and its equity partners completed new investment-level financings of $1.4 billion (including $100.2 million of assumed debt), with a weighted-average interest rate of 2.93% and a weighted-average maturity of 5.8 years.

●  The Company and its equity partners also refinanced $300 million in investment-level debt, with a resulting weighted-average interest rate of 3.27% and a weighted-average maturity of 5.9 years. The loan terms prior to the refinancings were $271.2 million of debt with a weighted-average interest rate of 4.57%, and a weighted-average maturity of 4.2 years.

Dividends	● 2014 performance resulted in the ability to increase our quarterly dividend to $0.12 per share as of March 31, 2015, a 33% increase from the previous quarter.

*For definitions of adjusted EBITDA and adjusted net income, and reconciliations of these figures to their most directly comparable GAAP measure, net income, see Appendix A.

In addition, since our initial public offering in 2009, we have been able to generate consistent growth in the below key performance areas. In 2014, Kennedy Wilson achieved a record level in every category set forth below. Past performance is not necessarily indicative of future performance, and you should not unduly rely on the historical metrics shown below. The graphs below are as of December 31 of the applicable year.

Adjusted EBITDA
($ in millions)
$350
$300
$250
$200
$150
$100
$50
$-
$31
$55
$70
$97
$159
$318
2009
2010
2011
2012
2013
2014

100% growth in 2014

Assets Under Management
($ in millions)
20,000
15,000
10,000
5,000
-
$5,600
$6,988
$11,800
$12,700
$14,800
$18,100
2009
2010
2011
2012
2013
2014

22% growth in 2014

Investment Account
($ in millions)
$2,000
$1,500
$1,000
$500
$-
$212
$364
$583
$909
$1,192
$1,667
2009
2010
2011
2012
2013
2014

40% growth in 2014

Total Assets
($ in millions)
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$336
$488
$793
$1,284
$1,799
$6,332
2009
2010
2011
2012
2013
2014

250% growth in 2014

Total Stockholder Return (“TSR”)
We believe that true value creation produced from an investment in real estate should be assessed over a long-term horizon and our strategy has focused on long-term value creation for our stockholders. The graph below compares the cumulative total return on our common stock over the past five years to the cumulative return of comparable indices assuming a $100 investment on December 31, 2009 and all dividends being reinvested. A $100 investment in the Company would have increased to $298 on December 31, 2014 and would have outperformed a $100 investment in the S&P 500 index or the S&P 500 Financials index over the same period as detailed below.

$350
$300
$250
$200
$150
$100
$50
$0
12/31/09
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14
Kennedy-Wilson Holding, Inc.
S&P 500
S&P 500 Financials

In addition, as shown in the chart below, we have consistently provided our stockholders with above-market returns, outperforming the S&P 500 index and the S&P 500 Financials index over the one-, three- and five-year periods ended December 31, 2014 as follows:
_______
Amounts based on annualized total rate of return as calculated by SNL Financial LC.

Compensation Highlights
The objective of our executive compensation program is to pay and retain our high caliber executive officers in a competitive market. The compensation program is designed to align management and stockholder interests by tying compensation to, among other things, the achievement of performance goals that promote the creation of stockholder value, the performance of underlying business units and individual accomplishments.
Consistent with this focus, our compensation program includes the following key components:

Pay Element	Compensation Type	Objective and Key Features
Base Salary	Fixed, Cash
● Salaries are set to attract and retain executive talent taking into consideration competitive market conditions with respect to peer companies.

● NEOs’ base salaries were increased in 2014 based upon each individual’s current and sustained performance results and the competitive market conditions.

Annual Bonus	Variable, Cash
● Designed to incentivize management to achieve the Company’s strategic financial goals with a bonus pool created utilizing a formulaic calculation based on the Company’s performance during the applicable year, with downwards adjustments at the Compensation Committee’s discretion (pay-for-performance).

● The overall size of our bonus pool is determined based on an overall Company performance metric and then a portion of such pool is allocated to our executive officers based on their relative levels of contribution as determined by the Compensation Committee in its sole discretion.

Restricted Stock Awards	Variable, Equity
● Structured to support the retention of senior management and encourage long-term performance, while subjecting recipients to the same market fluctuations as stockholders and thereby motivate management to create long-term stockholder value (pay-for-performance).

● Provide periodic grants to our executive officers in the form of performance-based restricted stock.

● Earned over a five-year period if the Company exceeds return on equity goals, subject to continued employment.

Good Governance
In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, the Compensation Committee is comprised solely of independent directors, and the Compensation Committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation and non-employee director remuneration.
In addition, we consider best practices in designing our executive compensation. Consistent with such best practices, we:
•    do not provide supplemental retirement benefits to our executive officers;

•	maintain incentive compensation plans that do not encourage undue risk taking and are intended to align executive rewards with annual and long-term performance; and

•	do not provide tax gross-up payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Tax Code”) on severance and change in control pay for any executive officers.

II.	Executive Compensation Philosophy and Review Process
Compensation Philosophy
Our core compensation philosophy has been to:

•
Pay competitively—Pay our executive officers a competitive level of compensation that best reflects individual performance, overall role and responsibility, and our performance and the performance of our business units;

•
Pay-for-performance—The majority of our NEOs’ compensation is at-risk subject to the Company’s achievement of pre-established performance goals. Consistent with this focus, our compensation program provides our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of Company performance goals. We encourage our executives to take a long-term approach by compensating them in restricted equity that vests over five years if the Company exceeds return on equity goals, subject to continued employment; and

•
Alignment with stockholders—Provide long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders and encourages retention. We align the interests of our executives with those of our stockholders by paying a significant portion of compensation to our executive officers in equity. As of April 24, 2014, our directors and executive officers beneficially owned approximately 19.4% of our outstanding common stock.

Role of the Compensation Committee
Our Compensation Committee determines the compensation of all of the NEOs. In this process it receives input as necessary and appropriate from Company management, including the Chief Executive Officer and the Chief Financial Officer, other than with respect to their own compensation, and the Compensation Committee’s compensation consultant, as discussed below. Our Chief Executive Officer makes certain recommendations to the Compensation Committee on the compensation of executive officers who report to him based on his assessment of the achievement of the Company’s strategic plans, the executive’s individual performance and a variety of other factors (such as compensation history, tenure, responsibilities, market data and retention concerns). The Compensation Committee considers these recommendations together with input of our independent compensation consultant. All final decisions affecting NEO compensation, executive compensation philosophy, policies and plan designs are made by the Compensation Committee.
Role of the Compensation Consultants
The Compensation Committee has retained an independent compensation consultant to advise it in connection with its responsibilities. During part of 2014, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”) who provided advice to the Compensation Committee with respect to several executive compensation issues, including consulting with respect to long-term incentives, the structure of the annual bonus program applicable to executive officers and employment agreements. In late 2014, the Compensation Committee ended its engagement with Cook and retained FTI Consulting, Inc. (“FTI Consulting”) to provide peer group compensation data and market practices and advice with respect to the compensation and annual bonus program applicable to executive officers and employment agreements going forward.
The Compensation Committee has determined that each of Cook and FTI Consulting is independent and that there was no conflict of interest between Cook and Company or FTI Consulting and the Company during 2014. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended and the NYSE listing standards.
Use of Peer Group Data
During 2014, FTI Consulting provided the Company with peer group compensation data in order for the Compensation Committee to understand the reasonableness of the Company’s pay level and structure as compared to the market. Reflecting the Compensation Committee’s view that the Company is not readily comparable to other companies of a similar size in the real estate industry (due, in part, to the Company’s diverse line of businesses, revenue streams and investment type), in determining the overall amounts of compensation to be awarded to the NEOs and the relative portion of compensation to be divided between base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Please see the discussion in “Elements of Compensation” below.

In reviewing the reasonableness of our executive compensation program, the peer group included a composite of a diverse set of companies that on a blended basis reflect the Company’s unique business and included the following constituents:

Ares Management L.P.	iStar Financial Inc.
American Capital, Ltd.	NorthStar Asset Management Group, Inc.
Apollo Global Management, LLC	Och-Ziff Capital Management Group LLC
Cohen & Steers, Inc.	PennyMac Financial Services, Inc.
Douglas Emmett, Inc.	SL Green Realty Corp.
Fifth Street Asset Management, Inc.	Virtus Investment Partners, Inc.
Fortress Investment Group LLC	W.P. Carey Inc.

III.    Elements of Compensation
With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonuses and long-term incentives. In 2014, the Compensation Committee adjusted base pay levels based on the Compensation Committee’s conclusions as to what constituted appropriate levels of base pay taking into account the Compensation Committee’s conclusions as to competitive levels of base pay and a desire to set levels of base pay that were internally equitable. Similarly, as explained below, 2014 bonus levels were set by first determining an appropriate overall bonus pool for Company employees and then allocating that pool among the NEOs in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion.
A.    Base Salary
Base salary is set to attract and retain executive talent taking into consideration competitive market conditions with respect to comparable companies. Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results. Base salary for all NEOs, is set by the Compensation Committee, taking into account input as appropriate from the Chief Executive Officer, other than with respect to the Chief Executive Officer’s own base salary.
In determining the appropriate level of base salary for NEOs, a number of considerations may be taken into account. Historically, the following are some of the most important factors that have been considered: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer engaged in investor relation activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee are subjective.
Effective August 6, 2014, the Compensation Committee increased Mr. McMorrow’s base salary to $1,500,000 from $950,000. This was the first increase in Mr. McMorrow’s base salary since the Company’s initial public offering in 2009.
In addition, effective August 6, 2014, the Compensation Committee, based, in part, upon a recommendation from the Chief Executive Officer, increased Ms. Ricks’ base salary to $1,000,000 from $750,000. Also, in connection with the execution of their respective employment agreements on December 29, 2014, the Compensation Committee, based upon recommendations from the Chief Executive Officer, increased Mr. Enbody’s base salary to $600,000 from $500,000, Mr. Windisch’s base salary to $600,000 from $500,000 and Mr. Mouton’s base salary to $800,000 from $650,000. These increases were awarded to the NEOs due to their individual performance and their role in the Company’s growth.
B.    Annual Bonus
Our Compensation Committee believes that annual bonuses should play a significant role in motivating executives to undertake efforts that provide increases in stockholder value and that executive officers should be potentially eligible for bonuses that are a significant percentage of base pay and, in the case of the most senior officers, may be a multiple of base pay. The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs. For 2014, the Compensation Committee determined that overall company results would be used to determine the size of a bonus pool and the bonus pool would be allocated among all employees by taking into account their individual contributions and the success of their business units.
As the first step in implementing this concept, the Compensation Committee awarded cash-based performance units under our Amended and Restated 2009 Equity Participation Plan in March 2014 to Messrs. McMorrow, Windisch and Mouton and Ms. Ricks. The performance units were intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Tax Code (performance units were not awarded to Mr. Enbody because, as our Chief Financial Officer, he was not expected to be subject to Section 162(m) for 2014). Pursuant to the performance units awarded to Messrs. McMorrow, Windisch and Mouton and Ms. Ricks, such NEOs were eligible to earn an amount in cash equal to a specified percentage of a bonus pool equal to 15% of the Company’s adjusted EBITDA, only if the Company’s adjusted EBITDA was $25 million or more. During 2014, Messrs. McMorrow, Windisch and Mouton and Ms. Ricks were eligible to earn cash amounts up to 40%, 15%, 15% and 30%, respectively of aggregate bonus pool. These allocations represented the maximum bonus payable, with the Compensation Committee retaining complete discretion to decrease (but not increase) the bonus awarded to each participant to such lesser number as it considered appropriate. The maximum bonus payable to each NEO under the cash-based performance units was further capped at $10 million during 2014.
In February 2015, the Compensation Committee met to review Company performance, compute the final size of the bonus pool and determine bonuses for the NEOs and other corporate employees. Based on the Company’s adjusted EBITDA of $317.8 million for 2014, the aggregate size of the Company’s historical bonus pools and an overall review of 2014 Company performance, the Compensation Committee determined the aggregate size of the 2014 bonus pool to equal approximately $43 million, or approximately 13.5% of the Company’s adjusted EBITDA.
The Compensation Committee then determined the portion of this pool to be paid to the NEOs and the bonus amounts for each NEO. In the case of Messrs. McMorrow, Windisch and Mouton and Ms. Ricks, each of whom were awarded performance units, the maximum bonus amounts payable pursuant to the original terms of their performance units were reduced to be equal to the amounts finally determined by the Compensation Committee in its sole discretion. In the case of Mr. Enbody, the bonus amount payable was determined entirely by the Compensation Committee in its sole discretion. In deciding upon the amount of bonuses to be paid each NEO, the Compensation Committee did not focus on one particular factor, but, consistent with the rationale for using an overall bonus pool, initially focused on overall Company performance and then evaluated each NEO’s contribution to that performance. In this regard, the Compensation Committee determined that 2014 was an extremely successful year for the Company.
As discussed in more detail in the “2014 Financial Performance” section above, the particular factors that the Compensation Committee took into account in this regard with respect to 2014 performance were:

•	expansion of our international operations through the launch of KWE and various strategic acquisition and investment activity;

•	significantly strengthened balance sheet;

•	improved operating metrics;

•	success in 2014 in raising capital;

•	robust acquisition program;

•	successful access to investment-level debt financing; and

•	significant expansion of the Company’s service businesses.
Based on these factors and the Compensation Committee’s qualitative evaluation of the NEO’s contributions to these factors, as well as their individual performance and, where applicable, the performance of their business units, the Compensation Committee awarded the following bonuses, Mr. McMorrow—$10.0 million; Ms. Ricks—$7.0 million; Mr. Windisch—$2.3 million; Mr. Mouton—$2.3 million; and Mr. Enbody—$1.5 million. In addition to Mr. McMorrow’s annual bonus for 2014, Mr. McMorrow also received a one-time discretionary bonus of $1.0 million. This bonus was in recognition of his exemplary performance in 2014 and his role in the Company’s success during the same period.
C.    Long-Term Incentive Compensation
Long-term incentives through the grant of shares of the Company’s restricted stock are a crucial part of the overall compensation program. We believe that this component of the compensation program strongly aligns our NEO’s interests with the long-term interests of our stockholders and also encourages retention of our highly-skilled employees.
Material Vesting Terms of 2014 Restricted Stock Awards. The Company granted its NEOs performance-based restricted stock awards in 2014, which reflect a periodic grant that is designed to cover a multi-year period, as our last grant to all NEOs was in 2012. Under the terms of the 2014 restricted stock awards granted to our NEOs, the restricted shares are scheduled to vest according the following schedule:

•
20% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as of April 15, 2015, and (ii) our Return on Equity (as defined below) equaling or exceeding 9% for our fiscal year ending December 31, 2014;

•
20% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as of April 15, 2016, and (ii) our Return on Equity equaling or exceeding 9% for our fiscal year ending December 31, 2015;

•
20% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as of April 15, 2017, and (ii) our Return on Equity equaling or exceeding 9% for our fiscal year ending December 31, 2016;

•
20% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as of April 15, 2018, and (ii) our Return on Equity equaling or exceeding 9% for our fiscal year ending December 31, 2017; and

•
20% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as of April 15, 2019, and (ii) our Return on Equity equaling or exceeding 9% for our fiscal year ending December 31, 2018.

The award agreements further provide that, if the grantee remains employed until a vesting date, but the performance goal target is not met, the shares will nevertheless become vested if the Performance Goal target is met as of a subsequent vesting date; provided, that if any of the vesting requirements are not satisfied as of April 15, 2019, all unvested restricted shares will be immediately forfeited as of such date.
Notwithstanding the foregoing, if the employment of a grantee who is an employee or the status or engagement of a grantee who is a consultant of the Company or its subsidiaries is terminated by the Company or its subsidiaries without “Cause” or by the grantee for “Good Reason” (each as defined in the award agreement) (a “Qualifying Termination”), the Compensation Committee may, in its sole discretion, provide that the requirement that the grantee be employed by or rendering services to the Company or its subsidiaries as of each vesting date shall no longer apply going forward, so that, assuming the Performance Goal target is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested; provided, however, that such vesting provision shall apply automatically upon a termination by reason of the grantee’s death or disability. In the event of a Change of Control of the Company (as defined in the Amended and Rested 2009 Equity Participation Plan), all then-unvested restricted shares will vest in full as of the date of the Change in Control, subject to the executive’s continued employment until at least immediately prior to the Change of Control.
The award agreements provide the grantee with the right to receive any dividends declared on the common stock with respect to the restricted shares.
For purposes of the award agreements:

•
“Cause” has the meaning set forth in the grantee’s employment agreement or similar agreement with the Company or its subsidiaries, or if no such agreement exists, then “Cause” means the occurrence of any of the following events: (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the grantee’s duties, (C) involvement in a transaction which is materially adverse to the Company or its subsidiaries, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or its subsidiaries, or (G) material breach of any provision of the 2009 Equity Participation Plan or the restricted stock award agreement or any other written agreement between the grantee and the Company or its subsidiaries, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

•
“Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially full-time at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation).

•
“Return on Equity” means the ratio of Adjusted EBITDA (as defined in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission) to tangible book equity (calculated as stockholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable fiscal year ending December 31.

D.    Other Executive Benefits
NEOs are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.
The Company’s employees, including the NEOs participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $1,500 for any participant.
The Chief Executive Officer receives certain additional benefits, which include an annual car allowance of $18,000 and the use of a club membership that is maintained by the Company for business purposes only. Further details regarding these benefits are contained in the summary compensation table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.
E.    Employment Agreements
During 2014, the Company was a party to employment agreements with all of the NEOs. Additional information regarding the employment agreements of the NEOs may be found under the subheadings below “Termination and Change in Control Benefits.”
Mr. McMorrow. The Company and Mr. McMorrow entered into an amendment to Mr. McMorrow’s employment agreement on August 6, 2014 which extended the term of the employment agreement to August 6, 2021 and increased Mr. McMorrow’s annual base salary to $1,500,000. This was the first increase to Mr. McMorrow’s base salary since the Company’s initial public offering in 2009. Under the amended agreement, Mr. McMorrow will be entitled to receive an annual performance bonus and equity compensation in amounts solely approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.
Mr. Enbody. The Company entered into an employment agreement with Mr. Enbody on December 29, 2014. The agreement provides for a term of five years, expiring on December 29, 2019 and an annual base salary of $600,000. Under the agreement, Mr. Enbody will be entitled to receive an annual performance bonus and equity compensation in amounts solely approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers. Prior to this employment agreement, Mr. Enbody was not a party to an employment agreement with the Company.
Ms. Ricks. The Company and Ms. Ricks entered into an amendment to Ms. Ricks’ employment agreement on August 6, 2014 which extended the term of the employment agreement to August 6, 2021 and increased Ms. Ricks’ annual base salary to $1,000,000. Under the amended agreement, Ms. Ricks will be entitled to receive an annual performance bonus and equity compensation in amounts solely approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.
Simultaneously with entering into the amendment described above, Ms. Ricks, Kennedy Wilson UK Limited and the Company entered into a letter of understanding, which provides for a short-term employment assignment located in London for approximately seven months which commenced on August 6, 2014. The term of the assignment has since been extended. Pursuant to the letter of understanding, in addition to the base salary described above, Ms. Ricks was provided with an annual reimbursement for UK housing expenses, a monthly reimbursement of $15,000 for US property management expenses, an annual cost of living allowance of £60,000, and tax equalization. Tax equalization is used to neutralize the tax impact of an international assignment when tax rates differ between an employee’s host and home country. As part of the Company’s tax equalization policy, a hypothetical tax, or the estimated ‘stay-at-home’ tax Ms. Ricks would have paid had she not gone on assignment, is calculated and withheld during each payroll cycle. Any actual United States or United Kingdom taxes are funded by the Company. Upon completion of Ms. Ricks’ annual income tax returns, a tax equalization calculation is prepared to compare the estimated hypothetical tax retained during the year with her final theoretical ‘stay-at-home’ tax liability resulting in a balance owed either to the Company or Ms. Ricks. The additional tax equalization cost of Ms. Ricks’ international assignment to the Company in 2014 was $927,763.
Mr. Windisch. The Company entered into an employment agreement with Mr. Windisch on December 29, 2014. The agreement provides for a term of five years, expiring on December 29, 2019 and an annual base salary of $600,000. Under the agreement, Mr. Windisch will be entitled to receive an annual performance bonus and equity compensation in amounts solely approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers. Prior to this employment agreement, Mr. Windisch was not a party to an employment agreement with the Company.
Mr. Mouton. The Company entered into an employment agreement with Mr. Mouton on December 29, 2014. The agreement provides for a term of five years, expiring on December 29, 2019 and an annual base salary of $800,000. Under the agreement, Mr. Mouton will be entitled to receive an annual performance bonus and equity compensation in amounts solely approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers. Prior to this employment agreement, Mr. Mouton was not a party to an employment agreement with the Company.
IV.    Tax and Accounting Considerations
As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.
A.    Tax Code Section 162(m)
Section 162(m) of the Tax Code limits the deductibility of compensation paid to certain of our executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid to our named executive officers (other than our chief financial officer who is not subject to Section 162(m)) during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based if, among other requirements, it is payable only upon the attainment of pre-established, objective performance goals based on performance criteria that have been approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.
The Compensation Committee takes into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. In addition, the Compensation Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Compensation Committee believes that such compensation is appropriate, consistent with the Compensation Committee’s philosophy and in our and our stockholders’ best interests.
B.    ASC Topic 718
Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report
The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by:	Norman Creighton, Chairman
Cathy Hendrickson
David Minella
Members of the
Compensation
Committee
Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee was established on November 13, 2009 and consists of Norman Creighton (Chairman), Cathy Hendrickson and David Minella. Mr. Minella served as predecessor’s Chief Executive Officer and Chairman of Prospect Acquisition Corp. prior to the consummation of the merger between its wholly owned subsidiary and Kennedy-Wilson, Inc. on November 13, 2009. No other member of the Compensation Committee is (or ever was) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.
Compensation Policies and Practices As They Relate to the Company’s Risk Management
In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2014 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described above) and noted, among other factors, the fact that restricted stock grants to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the annual bonus plan is not mechanical in nature because, after the Compensation Committee has determined the overall size of any bonus pool, the portion of such pool allocated to an employee is based on both a quantitative and qualitative evaluation of that employee’s achievements in the sole discretion of the Compensation Committee. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

2014 Executive Compensation Information
2014 SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2014, 2013 and 2012. Please see the associated footnotes to the below two tables on the following page.

Name and Principal Position	Year	Salary	Bonus	Stocks Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William J. McMorrow	2014	$1,171,528	$1,000,000	$18,600,000	$10,000,000	$212,068	(2)	$30,983,596
Chairman and Chief	2013	950,000	—	—	7,000,000	133,478		8,083,478
Executive Officer	2012	950,000	—	10,688,000	4,250,000	154,121		16,042,121
Justin Enbody	2014	500,000	1,500,000	4,340,000	—	24,834	(3)	6,364,834
Chief Financial Officer	2013	441,667	1,000,000	220,250	—	8,966		1,670,883
	2012	277,000	750,000	1,002,000	—	7,725		2,036,725
Mary Ricks	2014	850,694	—	11,160,000	7,000,000	1,237,341	(4)	20,248,035
President and CEO,	2013	750,000	—	—	5,000,000	1,806,639		7,556,639
Kennedy Wilson Europe	2012	750,000	—	8,684,000	3,250,000	583,406		13,267,406
Kent Mouton (5)	2014	620,076	—	4,960,000	2,300,000	51,260	(6)	7,931,336
General Counsel and Director	2013	600,000	—	—	1,000,000	48,414		1,648,414
Matt Windisch	2014	500,000	—	5,580,000	2,300,000	52,764	(7)	8,432,764
Executive Vice President	2013	462,500	—	—	1,500,000	28,367		1,990,867
	2012	340,000	—	3,006,000	1,000,000	31,019		4,377,019
In accordance with applicable rules, the Summary Compensation Table on the previous page shows the full value of restricted stock granted to each NEO during the corresponding year. As discussed above, the restricted stock grants have a five-year vesting schedule and are dependent on the achievement of certain performance measures. In order to assist in understanding the compensation actually received by the NEOs each year, the Company prepared the second supplemental table on the previous page which shows the value of the amount of restricted stock that vested in the corresponding year based on the closing stock price on the applicable vesting date (rather than the full grant date value of the restricted stock grants made during such year).

Name and Principal Position	Year	Salary	Bonus	Stocks Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William J. McMorrow	2014	$1,171,528	$1,000,000	$4,886,011	$10,000,000	$212,068	(2)	$17,269,607
Chairman and Chief	2013	950,000	—	3,405,869	7,000,000	133,478		11,489,347
Executive Officer	2012	950,000	—	1,383,278	4,250,000	154,121		6,737,399
Justin Enbody	2014	500,000	1,500,000	339,706	—	24,834	(3)	2,364,540
Chief Financial Officer	2013	441,667	1,000,000	218,588	—	8,966		1,669,221
	2012	277,000	750,000	8,388	—	7,725		1,043,113
Mary Ricks	2014	850,694	—	4,533,511	7,000,000	1,237,341	(4)	13,621,546
President and CEO,	2013	750,000	—	3,185,969	5,000,000	1,806,639		10,742,608
Kennedy Wilson Europe	2012	750,000	—	1,383,278	3,250,000	583,406		5,966,684
Kent Mouton (5)	2014	620,076	—	486,680	2,300,000	51,260	(6)	3,458,016
General Counsel and Director	2013	600,000	—	305,611	1,000,000	48,414		1,954,025
Matt Windisch	2014	500,000	—	1,014,361	2,300,000	52,764	(7)	3,867,125
Executive Vice President	2013	462,500	—	686,533	1,500,000	28,367		2,677,400
	2012	340,000	—	234,065	1,000,000	31,019		1,605,084

—————

(1)
The amounts in these columns in the first table reflect the aggregate grant date fair value of each restricted stock award computed in accordance with ASC Topic 718, based on the probable outcome of the performance conditions to which such restricted stock is subject, which is also the maximum value assuming that the highest level of performance is achieved. Information regarding the valuation assumptions used in the calculations are included in Note 15 to the Company’s financial statements for the fiscal year ended December 31, 2014 contained in the Company’s Annual Report on Form 10-K. The amounts in these columns in the second table (supplemental table) reflect the aggregate fair value of each restricted stock award based on the closing price of the Company’s stock on the date of the applicable vesting.

(2)
Includes $18,000 in car allowance payments; $1,500 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan; and dividend payments on unvested shares of restricted stock of $192,568. The Company maintains a corporate club membership, which is made available to the Chief Executive Officer. Since all use was business use, no amount is recorded as “All Other Compensation” with respect to these memberships.

(3)	Includes $1,500 in Company contributions to Mr. Enbody’s account in the Company’s tax qualified 401(k) savings plan; and dividend payments on unvested shares of restricted stock of $23,334.

(4)
Includes $1,500 in Company contributions to Ms. Ricks’ account in the Company’s tax qualified 401(k) savings plan; payments provided in connection with Ms. Ricks’ overseas assignment, including $40,009 in cost-of-living payments, $75,000 for management of U.S. property, and $43,851 for reimbursement of U.K. occupancy expenses; dividend payments on unvested shares of restricted stock of $149,218; and $927,763 in tax equalization related payments.

(5)	Mr. Mouton was not a named executive officer of the Company for 2012.

(6)	Includes $11,250 in director fees provided to Mr. Mouton; and $40,010 of dividend payments on unvested shares of restricted stock.

(7)	Includes $1,500 in Company contributions to Mr. Windisch’s account in the Company’s tax qualified 401(k) savings plan; and dividend payments on unvested shares of restricted stock of $51,264.

GRANTS OF PLAN BASED AWARDS
The following table provides information about plan based awards granted to our NEOs for 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimate Future Payouts Under Equity Incentive Plan Award s(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Fair Value of Stock Awards ($)(3)
William J. McMorrow		—	—	$10,000,000	—	—	—	—
	7/18/14	—	—	—	—	750,000	—	18,600,000
Justin Enbody		—	—	—	—	—	—	—
	7/18/14	—	—	—	—	175,000	—	4,340,000
Mary Ricks		—	—	$10,000,000	—	—	—	—
	7/18/14	—	—	—	—	450,000	—	11,160,000
Kent Mouton		—	—	$10,000,000	—	—	—	—
	7/18/14	—	—	—	—	200,000	—	4,960,000
Matt Windisch		—	—	$10,000,000	—	—	—	—
	7/18/14	—	—	$0	—	225,000	—	5,580,000
—————

(1)
The amounts in column (e) reflect the maximum amount payable with respect to performance units awarded under the Company’s annual bonus plan for 2014. Actual amounts paid to each participating named executive officer for 2014 are set forth in column “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a more complete description of the Company’s annual bonus plan, including how actual payouts are determined, see “Compensation Discussion and Analysis-Elements of Compensation- Annual Bonus”.

(2)
The amounts in column (g) reflect the shares that may vest in the event that the specified Return on Equity target is achieved. There is no threshold or maximum level under the award. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(3)
This column shows the full grant date fair value of restricted stock awards under ASC Topic 718 granted to the named executive officers during 2014, based on the probable outcome of the performance conditions to which such restricted stock is subject, which is also the maximum value assuming that the highest level of performance is achieved.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END
The following table sets forth outstanding equity awards held by our NEOs at December 31, 2014.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. McMorrow	1/26/2012	(3)	—	—	640,000	16,192,000
	7/18/2014	(4)	—	—	750,000	18,975,000
Justin Enbody	1/1/2011	(5)	—	—	900	22,770
	1/26/2012	(3)	—	—	60,000	1,518,000
	7/17/2013	(6)			2,187	55,331
	7/18/2014	(4)	—	—	175,000	4,427,500
Mary Ricks	1/26/2012	(3)	—	—	520,000	13,156,000
	7/18/2014	(4)	—	—	450,000	11,385,000
Kent Mouton	1/26/2012	(3)	—	—	160,000	4,048,000
	7/18/2014	(4)	—	—	200,000	5,060,000
Matt Windisch	1/26/2012	(3)	—	—	180,000	4,554,000
	3/25/2010	(5)	—	—	3,000	75,900
	7/18/2014	(4)	—	—	225,000	5,692,500
—————

(1)	Represents restricted stock awards granted to the NEOs which vest based on achievement of specified performance criteria.

(2)	Value is based on the closing price of our common stock of $25.30 on December 31, 2014, as reported on the NYSE.

(3)
The 2012 awards vest over a five year period from the date of grant with respect to (i) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2012 fiscal year being met and the grantee being employed as of January 26, 2013, (ii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2013 fiscal year being met and the grantee being employed as of January 26, 2014, (iii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2014 fiscal year being met and the grantee being employed as of January 26, 2015, (iv) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2015 fiscal year being met and the grantee being employed as of January 26, 2016, and (v) 60% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the grantee being employed as of January 26, 2017.

(4)
The 2014 awards vest over a five year period from the date of grant with respect to (i) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2014 fiscal year being met and the grantee being employed as of April 15, 2015, (ii) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2015 fiscal year being met and the grantee being employed as of April 15, 2016, (iii) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the grantee being employed as of April 15, 2017, (iv) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2017 fiscal year being met and the grantee being employed as of April 15, 2018, and (v) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2018 fiscal year being met and the grantee being employed as of April 15, 2019.

(5)
The 2009 awards vest over a five year period from the date of grant if on each of the first, second, third, fourth and fifth anniversaries of the date of grant: (i) the Gross Assets Under Management target is met as of such vesting date and (ii) the grantee is employed as of such vesting date. Awards granted to Mr. Windisch in 2010 and to Mr. Enbody in 2011 vest in generally the same manner as the 2009 restricted stock grants described in the preceding sentence, but in equal installments over the remaining vesting periods as of the grant date.

(6)
The restricted shares granted to Mr. Enbody during 2013 have similar vesting terms to the awards described in footnote (3) above, but in installments of 12.5% in each of 2014, 2015 and 2016 and 62.5% of the award in 2017.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth the restricted stock awards held by our NEOs that vested during the fiscal year ended December 31, 2014, and the value realized by the NEOs on vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William J. McMorrow	—	$—	191,375	$4,886,011
Justin Enbody	—	—	13,713	339,706
Mary Ricks	—	—	176,375	4,533,511
Kent Mouton	—	—	20,618	486,680
Matt Windisch	—	—	40,968	1,014,361
—————

(1)	Value realized on vesting of restricted stock awards is based on the closing price of our common stock on the vesting date.

TERMINATION AND CHANGE IN CONTROL BENEFITS
This section describes and quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control of the Company as of December 31, 2014. For this purpose, the closing stock price of $25.30 on that date, as reported on the NYSE, has been used.
Mr. McMorrow
Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined below) or by Mr. McMorrow for “Good Reason” (as defined below): (i) Mr. McMorrow will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Mr. McMorrow will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest.
Mr. McMorrow’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. McMorrow will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. McMorrow for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. McMorrow. The premiums for any such insurance policy will be paid by the Company.
For purposes of the employment agreement with Mr. McMorrow, “Severance Amount” means an amount equal to (A) three times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. McMorrow, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. McMorrow’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. McMorrow’s severance amount, the value of the equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $4.0 million.
For purposes of the employment agreements with each of the NEOs (as further described below):

•
“Cause” means the occurrence of any of the following events (and the executive’s failure to cure such event(s), to the extent curable, following the executive’s receipt of written notice from the Company): (i) the executive is convicted of, after the exhaustion of all appeals, or pleads guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (ii) the executive has engaged in gross neglect or willful misconduct in carrying our his or her duties, which is reasonably expected to result in material economic or material reputational harm to the Company; or (iii) the executive materially breaches any material provision of the employment agreement which is reasonably expected to result in material economic or material reputational harm to the Company.

•
“Good Reason” means the occurrence of any of the following events (and the Company’s failure to cure such event(s) following its receipt of written notice from the executive): (i) the Company instructs the executive to work full-time or substantially full-time at any location that is not acceptable to the executive (other than the Company’s main headquarters or any other Company headquarters within twenty miles of Beverly Hills, California); (ii) the Company eliminates or materially reduces the executive’s responsibilities, authorities or duties; (iii) a Change in Control (as defined below) occurs; (iv) the Company materially reduces the executive’s base compensation or (v) the Company materially breaches the terms of the applicable employment agreement.

•
“Change in Control” shall be deemed to occur upon the first to occur of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) a merger, consolidation or other business combination as a result of which the beneficial ownership of shares or securities representing more than 50% of the total fair market value or total voting power of the Company is acquired by any person; (iii) the sale or disposition of all or substantially all of the Company’s assets to any person; or (iv) within any 12-month period, the incumbent directors of the Company’s board of directors shall cease to constitute at least a majority of the board of directors of the Company, or of any successor to the Company; provided, however, that any director elected to the board of directors, or nominated for election by a majority of the board of directors then still in office, shall be deemed to be an incumbent director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of directors (including, but not limited to, any such assumption that results from subsections (i), (ii) or (iii) of this definition).

Mr. Enbody
Mr. Enbody’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Enbody for “Good Reason” (as defined above): (i) Mr. Enbody will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Enbody will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest.
Mr. Enbody’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Enbody will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Enbody for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Enbody. The premiums for any such insurance policy will be paid by the Company.
For purposes of the employment agreement with Mr. Enbody, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Enbody, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Enbody’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating

Mr. Enbody’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.5 million.
Ms. Ricks
Ms. Ricks’ employment agreement provides that, in the event her employment with the Company is terminated by the Company without “Cause” (as defined above) or by Ms. Ricks for “Good Reason” (as defined above): (i) Ms. Ricks will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Ms. Ricks will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest.
Ms. Ricks’ employment agreement also provides that in the event that her employment with the Company is terminated by the Company due to her death or disability, (i) Ms. Ricks will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Ms. Ricks for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Ms. Ricks. The premiums for any such insurance policy will be paid by the Company.
For purposes of the employment agreement with Ms. Ricks, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Ms. Ricks, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Ms. Ricks’ monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Ms. Ricks’ severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $3.0 million.
Mr. Windisch
Mr. Windisch’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Windisch for “Good Reason” (as defined above): (i) Mr. Windisch will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Windisch will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest.
Mr. Windisch’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Windisch will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Windisch for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Windisch. The premiums for any such insurance policy will be paid by the Company.
For purposes of the employment agreement with Mr. Windisch, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Windisch, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Windisch’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Windisch’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $2.0 million.

Mr. Mouton
Mr. Mouton’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Mouton for “Good Reason” (as defined above): (i) Mr. Mouton will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Mouton will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest.
Mr. Mouton’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Mouton will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Mouton for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Mouton. The premiums for any such insurance policy will be paid by the Company.
For purposes of the employment agreement with Mr. Mouton, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Mouton, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Mouton’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Mouton’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.75 million.

The table below sets forth estimated payments with respect to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that, in the case of accelerated vesting with respect to the restricted stock granted these individuals and the cash performance awards granted Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks, any applicable performance contingencies will be subsequently satisfied.

	Involuntary For Cause or Without Good Reason	Without Cause or For Good Reason (without Change in Control) (1)	Death / Disability (2)	Change in Control Only (No Termination)	Involuntary Without Cause or For Good Reason In Connection With Change in Control (1)
William McMorrow
Cash Severance	$—	$36,508,000	$16,900,000	$—	$36,508,000
Equity Award Acceleration (3)	—	35,167,000	35,167,000	35,167,000	35,167,000
Continued Benefits (4)	—	80,550	—	—	80,550
280G Cutback (5)	N/A	N/A	N/A	N/A	N/A
Total	$—	$71,755,550	$52,067,000	$35,167,000	$71,755,550
Justin Enbody
Cash Severance	$—	$4,912,445	$3,980,000	$—	$4,912,445
Equity Award Acceleration (3)	—	6,023,601	6,023,601	6,023,601	6,023,601
Continued Benefits (4)	—	26,522	—	—	26,522
280G Cutback (5)	N/A	N/A	N/A	N/A	N/A
Total	$—	$10,962,568	$10,003,601	$6,023,601	$10,962,568
Mary Ricks
Cash Severance	$—	$18,616,000	$11,600,000	$—	$18,616,000
Equity Award Acceleration (3)	—	24,541,000	24,541,000	24,541,000	24,541,000
Continued Benefits (4)	—	80,550	—	—	80,550
280G Cutback (5)	N/A	N/A	N/A	N/A	N/A
Total	$—	$43,237,550	$36,141,000	$24,541,000	$43,237,550
Kent Mouton
Cash Severance	$—	$6,244,667	$4,973,333	$—	$6,244,667
Equity Award Acceleration (3)	—	9,108,000	9,108,000	9,108,000	9,108,000
Continued Benefits (4)	—	26,522	—	—	26,522
280G Cutback (5)	N/A	N/A	N/A	N/A	N/A
Total	$—	$15,379,189	$14,081,333	$9,108,000	$15,379,189
Matthew Windisch
Cash Severance	$—	$7,628,167	$4,480,000	$—	$7,628,167
Equity Award Acceleration (3)	—	10,322,400	10,322,400	10,322,400	10,322,400
Continued Benefits (4)	—	26,522	—	—	26,522
280G Cutback (5)	N/A	N/A	N/A	N/A	N/A
Total	$—	$17,977,089	$14,802,400	$10,322,400	$17,977,089
__________

(1)
Cash severance is continued base salary through the remainder of the term plus a lump-sum equal to 2X (3X for Mr. McMorrow) the average of the sum of base pay, bonus, and the value of stock awards for the three prior fiscal years, less (x) an amount equal to the executive’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement.

(2)
Cash severance represents the sum of base salary payable through the remainder of the employment term plus the executive’s performance bonus for the prior fiscal year (rather than any greater amount determined by the Compensation Committee in its discretion.

(3)	Based on the December 31, 2014 closing stock price of $25.30.

(4)	Continued benefits consist of benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the executive’s employment term.

(5)
The employment agreements provide that, in the event that any severance or change in control payments or benefits would subject the executive to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Tax Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such executive if no such reduction was made. No cutbacks are expected based on assumptions used.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2014 regarding shares outstanding and available for issuance under our Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted Average Price of Outstanding Stock Options	Number of Shares Available for Future Issuance
Equity compensation plans approved by our stockholders	—	N/A	2,704,356
Equity compensation plans not approved by our stockholders	—	N/A	—

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding beneficial ownership of common stock as of April 30, 2015 by (i) each person known to us to own beneficially more than 5% of our common stock; (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock(1)
5% Stockholders:
Fairfax Financial Holdings Limited and affiliates (2)	11,500,072	11.0%
Wellington Management LLP	9,662,132	9.3%
Royce & Associates, LLC (3)	7,170,448	6.9%
Blackrock, Inc.(4)	6,106,161	5.9%

Named Executive Officers, Directors and Director Nominees:
William J. McMorrow (5)	14,178,783	13.6%
Mary Ricks (6)	1,826,502	1.8%
Matt Windisch	501,501	*
Justin Enbody	255,105	*
Kent Mouton	441,836	*
In Ku Lee	78,053	*
Norman Creighton	167,212	*
Cathy Hendrickson (7)	57,694	*
David A. Minella(8)	2,343,532	2.2%
Jerry R. Solomon (9)	96,719	*
Stanley R. Zax	150,000	*
All executive officers and directors as a group (11 persons)	20,096,937	19.2%
—————
*Less than 1%

(1)
Amount and applicable percentage of ownership is based on 104,343,935 shares of the Company’s common stock that were outstanding on April 30, 2015. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)
Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited are deemed to share voting and dispositive power with respect to 11,500,072 shares of common stock. FHHL Group Ltd. is deemed to share voting and dispositive power with respect to 10,281,845 shares of common stock. Fairfax (Barbados) International Corp. is deemed to share voting and dispositive power with respect to 968,606 shares of common stock. Fairfax (US) Inc. is deemed to share voting and dispositive power with respect to 10,275,608 shares of common stock. Zenith National Insurance Corp. and Zenith Insurance Company are deemed to share voting and dispositive power with respect to 1,740,381 shares of common stock. TIG Holdings, Inc. and TIG Insurance Company are deemed to share voting and dispositive power with respect to 1,119,033 shares of common stock. General Fidelity Insurance Company, American Safety Holdings Corp. and American Safety Casualty Insurance Company are deemed to share voting and dispositive power with respect to 1,046,414 shares of common stock. American Safety Indemnity Company is deemed to share voting and dispositive power with respect to 627,800 shares of common stock. Fairmont Specialty Group Inc. and Fairmont Premier Insurance Company are deemed to share voting and dispositive power with respect to 31,475 shares of common stock. Fairmont Insurance Company is deemed to share voting and dispositive power with respect to 2,707 shares of common stock. Fairmont Specialty Insurance Company is deemed to share voting and dispositive power with respect to 24,464 shares of common stock. Odyssey US Holdings Inc. and Odyssey Re Holdings Corp. are deemed to share voting and dispositive power with respect to 7,349,715 shares of common stock. Odyssey Reinsurance Company is deemed to share voting and dispositive power with respect to 3,355,274 shares of common stock. Hudson Insurance Company is deemed to share voting and dispositive power with respect to 1,030,096 shares of common stock. Hudson Specialty Insurance Company is deemed to share voting and dispositive power with respect to 201, 2450 shares of common stock. Clearwater Select Insurance Company is deemed to share voting and dispositive power with respect to 400,000 shares of common stock. Crum & Forster Holdings Corp. is deemed to share voting and dispositive power with respect to 66,479 shares of common stock. The North River Insurance Company is deemed to share voting and dispositive power with respect to 9,621 shares of common stock. United States Fire Insurance Company is deemed to share voting and dispositive power with respect to 56,857 shares of common stock. TIG Insurance (Barbados) Limited is deemed to share voting and dispositive power with respect to 962,369 shares of common stock. Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited are deemed to share voting and dispositive power with respect to 483,481 shares of common stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, 810679 Ontario Limited and FHHL Group Ltd. is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Fairfax (Barbados) International Corp. and TIG Insurance (Barbados) Limited is #12 Pine Commercial, The Pine, St Michael, Barbados, WI, BB11103. The address of Fairfax (US) Inc. is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067. The address of Zenith National Insurance Corp. and Zenith Insurance Company is 21255 Califa Street, Woodland Hills, California 91367-5021. The address of TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, American Safety Holdings Corp., American Safety Casualty Insurance Company, American Safety Indemnity Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Insurance Company and Fairmont Specialty Insurance Company is 250 Commercial Street, Suite 5000, Manchester, NH 03101. The address of Odyssey US Holdings Inc., Odyssey RE Holdings Corp., Odyssey Reinsurance Company and Clearwater Select Insurance Company is 300 First Stamford Place, Stamford, CT 06902. The address of Hudson Insurance Company and Hudson Specialty Insurance Company is 100 William St., New York, New York 10038. The address of Crum & Forster Holdings Corp., The North River Insurance Company and United States Fire Insurance Company is 305 Madison Avenue, Morristown, NJ 07962. The address of Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited is 2 Minster Court, Mincing Lane, London EC3R 7BB, United Kingdom. The information contained herein is based solely upon a Schedule 13D/A filed with the SEC on February 3, 2015.

(3)	The address of the holder is 745 Fifth Avenue, New York, NY 10151. The information contained herein is based solely upon a Schedule 13 G/A filed with the SEC on January 13, 2015.

(4)	The address of the holder is 55 East 52nd Street New York, NY 10022. The information contained herein is based solely upon a Schedule 13G filed with the SEC on January 30, 2015.

(5)
Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 387,821 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Also includes 1,500,000 pledged shares.

(6)	Includes 582,000 pledged shares.

(7)	Includes 12,476 shares of common stock held by the Hendrickson Family Trust, of which Ms. Hendrickson and her spouse are trustees.

(8)
On November 14, 2014, Mr. Minella exercised warrants to purchase 2,710,742 shares of the Company’s commons stock. Pursuant to the terms of the warrant agreement, Mr. Minella exercised the warrants on a cashless basis, resulting in the issuance of 1,472,146 shares of the Company’s common stock to Mr. Minella.

(8)	Includes 71,719 shares of common stock held by the Solomon Family Trust, of which Mr. Solomon and his spouse are trustees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our senior professionals and qualified employees and third party investors have co-invested, from time to time, in certain of our joint venture investments through unconsolidated pooled investment vehicles owned by such individuals. In certain instances, the owners of such pooled investment vehicles may be entitled to a portion of any carried interest generated by such investments. These investments are generally less than 10% of the total equity of the underlying investment.
Distributions greater than $120,000, including profits and return of capital, from our equity investments to our directors and executive officers (and their estate planning vehicles) were made to Mr. McMorrow during 2014. Such distributions totaled $257,240 for Mr. McMorrow.
In February 2014, Kennedy Wilson Europe Real Estate plc, or KWE, completed its initial public offering of its ordinary shares. Messrs. McMorrow, Enbody, Windisch, Lee and Ms. Ricks purchased 60,000, 15,903, 35,000, 11,000 and 60,000, respectively of ordinary shares of KWE in this offering at an aggregate purchase price of approximately $1 million, $265,000, $585,000, $185,000, and $1 million, respectively. Also, in October 2014, KWE completed a follow-on offering of its ordinary shares. Messrs. McMorrow, Enbody, Windisch, Lee and Ms. Ricks purchased 20,916, 5,544, 12,201, 3,835 and 20,916, respectively of ordinary shares of KWE in this offering at an aggregate purchase price of$342,000, $91,000, $199,000, $63,000, and $342,000, respectively. The purchase price per share paid by these individuals in these offerings was the same purchase price per share by others who purchased shares in such offerings.
On May 21 and June 8, 2010, we issued an aggregate of 100,000 shares of Series A Preferred Stock to certain affiliates of Fairfax Financial Holdings Limited (“Fairfax”) for a purchase price of $1,000 per share or a total of $100,000,000. In addition, on August 11, 2010, we issued an aggregate of 32,550 shares of Series B Preferred Stock to certain affiliates of Fairfax for a purchase price of $1,000 per share or a total of $32,550,000. In connection with the offering of Series B Preferred Stock, Fairfax was given the right to designate one person to be elected to the Company’s Board of Directors. Mr. Zax is Fairfax’s Board Designee. In addition, from January 2012 to October 2012, Mr. Zax was the Non-Executive Chairman and President of Zenith National Insurance Corp., a subsidiary of Fairfax. Zenith National Insurance Corp. purchased 10,000 shares of Series A Preferred Stock in the offering. Additionally, we and Fairfax have eleven joint venture and two loan pool investments together. As of December 31, 2014, Fairfax has contributed $626 million of capital to these investments. On June 28, 2011 we entered into a securities purchase agreement with Fairfax and other third parties pursuant to which Fairfax purchased 400,000 shares of the Company’s common stock issued in a private placement at a price of $10.70 per share.
Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. (“Solomon Winnett”) received approximately $0.2 million in income tax service fees for the year ended December 31, 2014. Jerry Solomon, our director, was a principal of Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. and held a 20% interest in the firm. In 2014, Mr. Solomon left the firm of Solomon Winnett. In connection with his departure, Mr. Solomon entered into an agreement which provides for certain payments to be paid to Mr. Solomon until January 2017 (the “Payment Period”). The agreement also provides that if the Company terminates its engagement with Solomon Winnett with respect to the Company’s corporate US tax returns during the Payment Period, Mr. Solomon’s monthly payment from Solomon Winnett will be reduced by $3,000.
Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.

OTHER MATTERS
Stockholder Proposals
Under Rule 14a-8 of the Exchange Act, a stockholder who wishes to make a proposal for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2015 must submit such proposal to the Company no later than December 31, 2014; provided, however, that in the event the 2015 Annual Meeting is held more than 30 days prior to or after June 19, 2015, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2016 Annual Meeting, such stockholder must submit the proposal to the Company not less than 90 days nor more than one hundred and 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the deadline to submit the proposal will be no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.

In order to be valid, a stockholder’s proposal must set forth (a) as to each person whom the stockholder proposes to nominate for election as director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; (b) as to each matter the stockholder proposes to bring before the annual meeting and the beneficial owner, if any, on whose behalf the proposal is made, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder and the beneficial owner in such business; and (c) as to the stockholder giving the notice (i) the name and record address of the stockholder and the beneficial owner, (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder and the beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal or that has been entered into between or among the stockholder and/or the beneficial owner the intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or changes to the voting power of, the stockholder or beneficial owner, (iv) a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at the annual meeting and whether or not the stockholder or the beneficial owner intends to deliver a proxy statement or solicit proxies, and (v) any other information relating to the stockholder or beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with the stockholder proposal in accordance with Section 14(a) of the Exchange Act.

Householding of Proxy Materials

Only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report or this proxy statement, please notify the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC. For further information regarding us, we refer you to such reports and information which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.
The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.
Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.
STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 30, 2015. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors,

Name: In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary
April 30, 2015

Appendix A
Certain Definitions and Reconciliation of Non-GAAP Financial Measures

We use certain non-GAAP measures to analyze our business, including adjusted EBITDA, consolidated EBITDA, consolidated adjusted net income and adjusted net income. We use these metrics for evaluating the success of our company and believe that they enhance the understanding of our operating results.

“Assets under management” or “AUM” generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate-related assets either owned by third parties, wholly owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.
“Adjusted EBITDA” represents consolidated EBITDA, as defined below, adjusted to exclude corporate merger and acquisition related expenses, share based compensation expense for the Company and EBITDA attributable to noncontrolling interests. Our management uses adjusted EBITDA to analyze our business because it adjusts consolidated EBITDA for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, consolidated EBITDA and adjusted EBITDA are not recognized measurements under GAAP and when analyzing our operating performance, readers should use consolidated EBITDA and adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of consolidated EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, consolidated EBITDA and adjusted EBITDA are not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amounts shown for consolidated EBITDA and adjusted EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

“Adjusted net income” represents consolidated adjusted net income, as defined below, adjusted to exclude net income attributable to noncontrolling interests, before depreciation and amortization.

“Consolidated EBITDA” represents net income before noncontrolling interest income, interest expense, our share of interest expense included in income from unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, loss on early extinguishment of corporate debt and income taxes for the Company. We do not adjust consolidated EBITDA for gains or losses on the extinguishment of mortgage debt as we are in the business of purchasing discounted notes secured by real estate and, in connection with these note purchases, we may resolve these loans through discounted payoffs with the borrowers. Consolidated EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, consolidated EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not remove all non-cash items (such as acquisition related gains) or consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of consolidated EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Our management believes consolidated EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of consolidated EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe consolidated EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.

“Consolidated adjusted net income” represents net income before depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments and share based compensation expense.
“Operating Associates” general refer to individuals that are employed by or affiliated with third-party consultants, contractors, property managers or other service providers that we manage and oversee on a day-to-day basis with respect to our investments and services businesses.

A reconciliation of net income to consolidated EBITDA and adjusted EBITDA is presented below:

	Year Ended December 31,
(Dollars in millions)	2014	2013
Net income	$90.1	$13.9
Non-GAAP adjustments:
Add back:
Interest expense-investment	46.3	11.8
Interest expense-corporate	57.1	39.9
Early extinguishment of corporate debt	27.3	0
Kennedy Wilson’s share of interest expense included in investment in unconsolidated investments	35.5	45.0
Depreciation and amortization	104.5	17.4
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	47.1	46.7
Provision for (benefit from) income taxes	32.4	2.9
Consolidated EBITDA	440.3	177.6
Share-based compensation	15.8	7.5
EBITDA attributable to noncontrolling interests	(138.3)	(26.0)
Merger related compensation expenses	—	—
Adjusted EBITDA	$317.8	$159.1

A reconciliation of net income to consolidated adjusted net income and adjusted net income is presented below:

	Year Ended December 31,
(Dollars in millions, except per share data)	2014(1)	2013
Net income	$90.1	$13.9
Non-GAAP adjustments:
Add back:
Depreciation and amortization	104.5	17.4
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	47.1	46.7
Share-based compensation	15.8	7.5
Consolidated Adjusted Net Income	257.5	85.5
Less:
Net income attributable to the noncontrolling interests, before depreciation and amortization(2)	(123.8)	(24.4)
Adjusted net income	$133.7	$61.1

Basic weighted average number of common shares outstanding	89,200,855	71,159,919
Basic adjusted net income per share	$1.50	$0.86
________

(1)	Net income for the year ended December 31, 2014 includes a loss on early extinguishment of corporate debt of $27.3 million.

(2)	$55.6 million and $4.1 million of depreciation and amortization for the years ended December 31, 2014 and 2013, respectively.

KENNEDY-WILSON HOLDINGS, INC.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints William McMorrow and Justin Enbody, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned as of the close of business on April 30, 2015 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California on June 11, 2015 at 9:00 a.m., Pacific Time or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.
The Board recommends a vote FOR each of the proposals. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).
This proxy will be voted as specified on the reverse side. If no specification is made, this proxy will be voted in favor of proposals 1 and 2.
To obtain directions to attend the Annual Meeting and vote in person, please contact Christina Cha at (310) 887-6294.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholders Meeting to Be Held on June 11, 2015
Our Annual Report to Stockholders and the Proxy Statement
Are Available at www.kennedywilson.com/investor-relations.
(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF
KENNEDY-WILSON HOLDINGS, INC.
June 11, 2015
Please sign, date and mail
your proxy card in the envelope provided as soon as possible.
*Please detach along perforated line and mail in the envelope provided*
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, AND “FOR” PROPOSAL NO. 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS
FOR ALL NOMINEES	Nominees: ☐ William J. McMorrow ☐ Kent Mouton ☐ Norman Creighton
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (see instructions below)

2. PROPOSAL NO. 2
To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2015 fiscal year.		For ☐	Against ☐	Abstain ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
Signature of Stockholder:     Date:     Signature of Stockholder:     Date:

NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.